Exhibit 10.2

SERVICES AGREEMENT

Between

RA MEDICAL SYSTEMS, INC.

And

STRATA SKIN SCIENCES, INC.

dated as of

August 16, 2021

SERVICES AGREEMENT

This Services Agreement, dated as of August 16, 2021 (this “Agreement”), is entered into between RA MEDICAL SYSTEMS, INC., a Delaware corporation (“Seller”), and STRATA SKIN SCIENCES, INC., a Delaware corporation (“Purchaser”).

RECITALS

WHEREAS, Purchaser and Seller have entered into that certain Asset Purchase Agreement, dated as of August 16, 2021 (the “Purchase Agreement”), pursuant to which Seller has agreed to sell and assign to Purchaser, and Purchaser has agreed to purchase and assume from Seller, certain of the assets, and certain specified liabilities, of the Business (as such term is defined in the Purchase Agreement), all as more fully described therein;

WHEREAS, in order to ensure an orderly transition of the Business to Purchaser and as a condition to consummating the transactions contemplated by the Purchase Agreement, Purchaser and Seller have agreed to enter into this Agreement, pursuant to which Seller will provide, or cause its Affiliates to provide, Purchaser with certain services, subject to the terms and conditions set forth herein; and

WHEREAS, capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such terms in the Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, Purchaser and Seller hereby agree as follows:

Article I
Services

Section 1.01Provision of Services.

(a)Seller agrees to provide, or to cause its Affiliates to provide, the services (the “Services”) set forth on the exhibits attached hereto (as such exhibits may be amended or supplemented pursuant to the terms of this Agreement, collectively, the “Service Exhibits”) to Purchaser for the respective periods and on the other terms and conditions set forth in this Agreement and in the respective Service Exhibits.

(b)Notwithstanding the contents of the Service Exhibits, Seller agrees to respond in good faith to any reasonable request by Purchaser for access to any additional services that are necessary for the operation of the Business and which are not currently contemplated in the Service Exhibits, at a price to be agreed upon after good faith negotiations between the parties. Any such additional services so provided by Seller shall constitute Services under this Agreement and be subject in all respect to the provisions of this Agreement as if fully set forth on a Service Exhibit as of the date hereof.

(c)Subject to Section 2.03, Section 2.04, and Section 3.02, the obligations of Seller under this Agreement to provide Services shall terminate with respect to each Service on the end date specified in the applicable Service Exhibit (the “End Date”). Notwithstanding the foregoing, the parties acknowledge and agree that Purchaser may determine from time to time that it does not require all the Services set out on one or more of the Service Exhibits or that it does not require such Services for the entire period up to the applicable End Date. Accordingly, Purchaser may terminate any Service, in whole and not in part, upon notification to Seller in writing of any such determination.

Section 1.02Standard of Service.

(a)Seller represents, warrants and agrees that the Services shall be provided in good faith, in accordance with Law and, except as specifically provided in the Service Exhibits, in a manner generally consistent with, and subject to warranties (“Seller Warranties”) provided to customers in accordance with, the historical provision of the Services and the Products, including, but not limited to, chambers (new or refurbished), other spare parts (new or refurbished), and consumables, to customers and with the same standard of care as historically provided.  Seller represents and warrants to Purchaser that Schedule 1.02 sets forth a true and accurate list of all of the Seller Warranties, including as to warranty duration, that Seller has historically provided to customers.  The Seller Warranties shall have a duration of one year or such longer period as is set forth with respect to such subject matter as set forth on Schedule 1.02.  Subject to Section 1.03, Seller agrees to assign sufficient resources and qualified personnel as are reasonably required to perform the Services in accordance with the standards set forth in the preceding sentence. Seller must comply and be approved as an approved supplier to Purchaser in accordance to the purchaser quality management system.

(b)Except as expressly set forth in Section 1.02(a) or in any contract entered into hereunder, Seller makes no representations and warranties of any kind, implied or expressed, with respect to the Services, including, without limitation, no warranties of merchantability or fitness for a particular purpose, which are specifically disclaimed. Purchaser acknowledges and agrees that this Agreement does not create a fiduciary relationship, partnership, joint venture or relationships of trust or agency between the parties and that all Services are provided by Seller as an independent contractor.

Section 1.03Third-Party Service Providers. Seller shall have the right to hire third-party subcontractors to provide all or part of any Service hereunder; provided, however, that in the event such subcontracting is inconsistent with past practices, Seller shall obtain the prior written consent of Purchaser to hire such subcontractor, such consent not to be unreasonably withheld. Seller shall in all cases retain responsibility for the provision to Purchaser of Services to be performed by any third-party service provider or subcontractor or by any of Seller’s Affiliates. Such Third-Party Service Provider should comply with all regulatory mandated regulations and be approved by the Seller and Purchaser.

Section 1.04Access to Premises.

(a)Seller agrees that all of its and its Affiliates’ employees and any third-party service providers and subcontractors, when on the property of Purchaser or when given access to any equipment, computer, software, network or files owned or controlled by Purchaser, shall conform to the policies and procedures of Purchaser concerning health, safety and security which are made known to Seller in advance in writing.

Article II
Compensation

Section 2.01Responsibility for Wages and Fees. For such time as any employees of Seller or any of its Affiliates are providing the Services to Purchaser under this Agreement, (a) such employees will remain employees of Seller or such Affiliate, as applicable, and shall not be deemed to be employees of Purchaser for any purpose, and (b) Seller or such Affiliate, as applicable, shall be solely responsible for the payment and provision of all wages, bonuses and commissions, employee benefits, including severance and worker’s compensation, and the withholding and payment of applicable Taxes relating to such employment.  Seller represents and warrants to Purchaser that Schedule 2.01(a) sets forth a true and accurate list of each employee of Seller who will be providing the Services, on behalf of the Seller, including their annual base salary or hourly wage and fringe and other benefit costs (collectively, for each employee, an “Employee Cost”). Schedule 2.01(b) sets forth the terms of a retention bonus to be offered by Seller to certain of its employees.  When calculating the fee for Services provided during the two month period following the date hereof, the Employee Cost included in the monthly fee for each such bundled Service shall not be duplicated when calculating the fee for any other bundled Service provided by Seller.

Section 2.02Terms of Payment and Related Matters.

(a)As consideration for provision of the Services, Purchaser shall pay Seller the amount specified for each Service on such Service’s respective Service Exhibit. In addition to such amount, in the event that Seller or any of its Affiliates incurs, at the direction of Purchaser, reasonable and documented out-of-pocket travel-related expenses in the provision of any Service (such included expenses, collectively, “Travel Costs”), Purchaser shall reimburse Seller for all such Travel Costs in accordance with the invoicing procedures set forth in Section 2.02(b).  Except for the fees described in the Service Exhibit and the Travel Costs, Purchaser shall not be liable for any other expenses or costs in the provision of any Service, including, but not limited to, payments made to employees of Seller or any of its Affiliates pursuant to Section 2.01, license fees and payments to third-party service providers or subcontractors.

(b)As more fully provided in the Service Exhibits and subject to the terms and conditions therein:

(i)Seller shall provide Purchaser, in accordance with Section 5.01 of this Agreement, with monthly invoices (“Invoices”), which shall set forth in reasonable detail, with such supporting documentation as Purchaser may reasonably request with respect to Travel Costs and any other amounts payable under this Agreement; and

(ii)payments pursuant to this Agreement shall be made within thirty (30) days after the date of receipt of an Invoice by Purchaser from Seller.

(c)It is the intent of the parties that the compensation set forth in the respective Service Exhibits reasonably approximate the cost of providing the Services, including the cost of employee wages and compensation, without any intent to cause Seller to receive profit or incur loss, and the fees shall remain fixed for the term of the Services provided.

Section 2.03Extension of Services. The parties agree that Seller shall not be obligated to perform any Service after the applicable End Date; provided, however, that if Purchaser desires and Seller agrees to continue to perform any of the Services after the applicable End Date, the parties shall negotiate in good faith to determine an amount that compensates Seller for all of its costs for such performance, including the time of its employees and its Travel Costs. The Services so performed by Seller after the applicable End Date shall continue to constitute Services under this Agreement and be subject in all respects to the provisions of this Agreement for the duration of the agreed-upon extension period.

Section 2.04Terminated Services. Upon termination or expiration of any or all Services pursuant to this Agreement, or upon the termination of this Agreement in its entirety, Seller shall have no further obligation to provide the applicable terminated Services and Purchaser will have no obligation to pay any future compensation or Travel Costs relating to such Services (other than for or in respect of Services already provided in accordance with the terms of this Agreement and received by Purchaser prior to such termination).

Section 2.05Invoice Disputes. In the event of an Invoice dispute, Purchaser shall deliver a written statement to Seller no later than five (5) days prior to the date payment is due on the disputed Invoice listing all disputed items and providing a reasonably detailed description of each disputed item. Amounts not so disputed shall be deemed accepted and shall be paid, notwithstanding disputes on other items, within the period set forth in Section 2.02(b). The parties shall seek to resolve all such disputes expeditiously and in good faith. Seller shall continue performing the Services in accordance with this Agreement pending resolution of any dispute.

Section 2.06No Right of Setoff. Each of the parties hereby acknowledges that it shall have no right under this Agreement to offset any amounts owed (or to become due and owing) to the other party, whether under this Agreement, the Purchase Agreement or otherwise, against any other amount owed (or to become due and owing) to it by the other party.

Section 2.07Taxes. Purchaser shall be responsible for all sales or use Taxes imposed or assessed as a result of the provision of Services by Seller.

Section 2.08Product Insurance. During the term of this Agreement, Purchaser shall purchase and maintain an insurance policy sufficient to cover damages to all inventory held by Seller pursuant to this Agreement, including, but not limited to spare parts, the cost of such policy to be borne by Purchaser.  Seller will have no liability for loss of inventory to the extent such inventory is underinsured by Purchaser.

Article III
Termination

Section 3.01Termination of Agreement. This Agreement shall terminate in its entirety on the date upon which Seller shall have no continuing obligation to perform any Services as a result of each of their expiration or termination in accordance with Section 1.01(c).

Section 3.02Effect of Termination. Upon termination of this Agreement in its entirety pursuant to Section 3.01, all obligations of the parties hereto shall terminate, except for the provisions of Section 2.04, Section 2.06, Section 2.07, Section 2.08, Article IV and Article V, which shall survive any termination or expiration of this Agreement.

Article IV
Confidentiality and Non-Solicitation

Section 4.01Confidentiality.

(a)During the term of this Agreement and thereafter, the parties hereto shall, and shall instruct their respective Representatives to, maintain in confidence and not disclose the other party’s financial, technical, sales, marketing, development, personnel, and other information, records, or data, including, without limitation, customer lists, supplier lists, trade secrets, designs, product formulations, product specifications or any other proprietary or confidential information, however recorded or preserved, whether written or oral (any such information, “Confidential Information”). Each party hereto shall use the same degree of care, but no less than reasonable care, to protect the other party’s Confidential Information as it uses to protect its own Confidential Information of like nature. Unless otherwise authorized in any other agreement between the parties, any party receiving any Confidential Information of the other party (the “Receiving Party”) may use Confidential Information only for the purposes of fulfilling its obligations under this Agreement (the “Permitted Purpose”). Any Receiving Party may disclose such Confidential Information only to its Representatives who have a need to know such information for the Permitted Purpose and who have been advised of the terms of this Section 4.01 and the Receiving Party shall be liable for any breach of these confidentiality provisions by such Persons; provided, however, that any Receiving Party may disclose such Confidential Information to the extent such Confidential Information is required to be disclosed by a Governmental Order, in which case the Receiving Party shall promptly notify, to the extent possible, the disclosing party (the “Disclosing Party”), and take reasonable steps to assist in contesting such Governmental Order or in protecting the Disclosing Party’s rights prior to disclosure, and in which case the Receiving Party shall only disclose such Confidential Information that it is advised by its counsel in writing that it is legally bound to disclose under such Governmental Order.

(b)Notwithstanding the foregoing, “Confidential Information” shall not include any information that the Receiving Party can demonstrate: (i) was publicly known at the time of disclosure to it, or has become publicly known through no act of the Receiving Party or its Representatives in breach of this Section 4.01; (ii) was rightfully received from a third party without a duty of confidentiality; or (iii) was developed by it independently without any reliance on the Confidential Information.

(c)Upon demand by the Disclosing Party at any time, or upon expiration or termination of this Agreement with respect to any Service, the Receiving Party agrees promptly to return or destroy, at the Disclosing Party’s option, all Confidential Information. If such Confidential Information is destroyed, an authorized officer of the Receiving Party shall certify to such destruction in writing.

(d)All schedules and attachments hereto shall be kept confidential, and, if required to be publicly disclosed, shall be redacted to protect any Confidential Information.

Section 4.02Non-Solicitation. During the term of this Agreement and for a period of twelve months thereafter and without the written consent of Seller, Purchaser shall not directly or indirectly solicit any of the Seller’s employees to terminate such employee’s employment with the Seller; provided, however, that the foregoing restrictions shall not prevent Purchaser from hiring any employee whose employment was terminated by Seller.

Article V
Miscellaneous

Section 5.01Notices. All Invoices, notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 5.01):

(a)if to Seller:

Ra Medical Systems, Inc.
2070 Las Palmas Drive
Carlsbad, California 92011
E-mail:  wmcguire@ramed.com
Attention:  Chief Executive Officer

with a copy (which shall not constitute notice) to:

Diamond Law, Professional Corporation
5755 Oberlin Drive, Suite 301
San Diego, CA 92121
Attention:  Daniel Diamond
Email:  dan@diamondlawcorp.com

(b)if to Purchaser:

STRATA Skin Sciences, Inc.
5 Walnut Grove, Suite 140
Horsham, Pennsylvania 19044
E-mail:  bmoccia@strataskin.com
Attention:  Chief Executive Officer

with a copy (which shall not constitute notice) to:

Stevens & Lee, P.C.
620 Freedom Business Center Drive, Suite 200
King of Prussia, Pennsylvania 19406
E-mail:  ssg@stevenslee.com
Attention:  Sunjeet S. Gill

Section 5.02Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 5.03Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 5.04Entire Agreement. This Agreement, including all Service Exhibits, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event and to the extent that there is a conflict between the provisions of this Agreement and the provisions of the Purchase Agreement as it relates to the Services hereunder, the provisions of this Agreement shall control.

Section 5.05Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Subject to the following sentence, neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing sentence, Purchaser may, without the prior written consent of Seller, assign all or any portion of its right to receive Services to any of its Affiliates that participate in the operation of the Business; provided, that such Affiliate shall receive such Services from Seller in the same place and manner as described in the respective Service Exhibit as Purchaser would have received such Service. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 5.06No Third-Party Beneficiaries.  This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

Section 5.07Amendment and Modification; Waiver.  This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 5.08Governing Law; Submission to Jurisdiction.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware. Any legal suit, action or proceeding arising out of or based upon this agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the state of Delaware in each case located in the city of Wilmington and county of New Castle, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by mail to such party’s address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court.

The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Section 5.09Waiver of Jury Trial.  Each party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this agreement or the transactions contemplated hereby. Each party to this agreement certifies and acknowledges that (a) no representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a legal action, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily, and (d) such party has been induced to enter into this agreement by, among other things, the mutual waivers and certifications in this Section 5.09.

Section 5.10Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

STRATA SKIN SCIENCES, INC.

By:	/s/ Robert J. Moccia
Name: Robert J. Moccia
Title: Chief Executive Officer

RA MEDICAL SYSTEMS, INC.

By:	/s/ Will McGuire
Name: Will McGuire
Title: Chief Executive Officer